USA Government Reserves
File Number: 811-3534
CIK Number: 704957
For the Period Ending: 2/28/2007

Pursuant to Exemptive Order Release No. IC-18748 dated June 2, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the six months ended February 28,2007.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

12/27/2006	$16,000	Merrill Lynch Government	5.25%	01/03/2007